UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2022

SOBR SAFE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53316	26-0731818
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6400 S. Fiddlers Green Circle, Suite 1400

Greenwood Village, Colorado 80111

(Address of principal executive offices) (zip code)

(844) 762-7723

(Registrant’s telephone number, including area code)

6400 S. Fiddlers Green Circle, Suite 525

Greenwood Village, Colorado 80111

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SOBR	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On September 28, 2022, SOBR Safe, Inc. (the “Company”), entered into a private placement (the “Private Placement”) pursuant to a Securities Purchase Agreement (the “Agreement”) and Registration Rights Agreement (the “Registration Rights Agreement”) with institutional investors (“Purchasers”) for aggregate gross proceeds of approximately $6 million, before deducting fees to the placement agent and other expenses payable by the Company. Aegis Capital Corp. is the exclusive placement agent in connection with the offering. The Offering closed on September 30, 2022.

In connection with the Private Placement, the Company issued 1,925,677 units (the “Units”) and 2,128,378 pre-funded units (the “Pre-funded Units”) at a purchase price of $1.48 per unit priced at-the-market under Nasdaq rules. As per the Pre-Funded Warrant Agreement (“Pre-Funded Warrant Agreement”), the Pre-Funded Units were sold at the same price less the pre-funded warrant exercise price of $0.001.

Each Unit and Pre-funded Unit consists of one share of common stock (or common stock equivalent) and one non-tradable warrant (the “Warrant”) exercisable for one common stock at a price of $1.35 subject to adjustments pursuant to the warrant agreement (“Warrant Agreement”) or prefunded warrant agreement (“Pre-Funded Warrant Agreement”). The Warrants have a term of seven years from the issuance date.

The descriptions of the Agreement, the Registration Rights Agreement, Pre-Funded Warrant Agreement and the Warrant Agreement are set forth in this report and are qualified in their entirety by reference to the full text of those documents, which are attached hereto as Exhibit 10.1,10.2, 10.3 and 10.4 respectively.

Item 3.02 Unregistered Sales of Equity Securities.

We issued and sold the Units, Pre-funded Units, Warrants and Pre-Funded Warrants and any shares of common stock issuable upon exercise of the Pre-Funded Warrants or Warrants in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) by virtue of Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder. In connection with the Purchasers’ execution of the Agreement, the Purchasers represented to us that they are each an “accredited investor” as defined in Regulation D of the Securities Act and that the securities to be purchased by them will be acquired solely for their own account and not with a view to or for distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities law.

Item 8.01 Other Events.

Reference is made to that Common Stock Purchase Warrant, dated May 18, 2022 (the “May Warrant”), issued by the Company to the warrant holders named therein (the “May Warrant Holders”) and the Common Stock Purchase Warrant dated September 27, 2021 (the “September 2021 Warrant”), to the warrant holders named therein (the “September 2021 Warrant Holders”, together with the May Warrant Holders, the “Warrant Holders”).

Pursuant to the terms of the May Warrant and the September 2021 Warrant, the Exercise Price (as defined in the May Warrant and September 2021 Warrant, respectively) is subject to adjustment upon the occurrence of certain events. As a result of the Company entering into the Agreement, the May Warrant and September 2021 Warrant have been adjusted as of September 28, 2022 as follows: the exercise price per share of Common Stock under the May Warrant shall be $2.125, subject to adjustment thereunder and the exercise price per share of Common Stock under the September 2021 Warrant $1.35, subject to adjustment thereunder.

On September 30, 2022, the Company issued a press release announcing the Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

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Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	Securities Purchase Agreement by and between SOBR Safe, Inc. and Aegis Capital Corp. dated September 28, 2022

10.2	Registration Rights Agreement by and between SOBR Safe, Inc. and Purchasers dated September 28, 2022

10.3	Form of Pre-Funded Warrant Agreement by and between SOBR Safe, Inc. and Purchasers dated September 30, 2022

10.4	Form of Warrant Agreement by and between SOBR Safe, Inc. and Purchasers dated September 30, 2022

99.1	Press Release of SOBR Safe, Inc. dated September 30, 2022

104	Cover Page Interactive Data File (formatted as Inline XBRL)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOBR Safe, Inc.
a Delaware corporation

Dated: September 30, 2022		/s/ David Gandini
	By:	David Gandini
	Its:	Chief Executive Officer

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